UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

X-RITE, INCORPORATED

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Press release issued by X-Rite, Incorporated:

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Dave Rawden, Interim CFO

(616) 803-2888

Drawden@xrite.com

For Immediate Release

X-Rite Announces Filing of Definitive Proxy Statement and Special Meeting to Approve Capital Raise

GRAND RAPIDS, Mich., Sept. 26, 2008 – X-Rite, Incorporated (“X-Rite” or the “Company”) (NASDAQ:XRIT) today filed with the U.S. Securities & Exchange Commission (“SEC”) a definitive proxy statement relating to the proposals described below and announced that a special meeting of X-Rite’s shareholders will be held on October 28, 2008, at 8:30 a.m., Central Time, at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606. At the special meeting, X-Rite’s shareholders of record as of the September 22, 2008 record date will be asked to approve the following proposals, which are further described in the proxy statement:

Proposal 1	The issuance to OEPX, LLC, a Delaware limited liability company managed by One Equity Partners, Sagard Capital Partners, L.P. and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P. and Tinicum Capital Partners II Executive Fund L.L.C. of an aggregate of 46,904,763 shares of the Company’s common stock, in exchange for an aggregate purchase price of $155 million in cash.

Proposal 2	The approval of the X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan.

The Board of Directors of X-Rite believes that Proposals 1 and 2 are in the best interests of X-Rite and its shareholders and, therefore, unanimously recommends that X-Rite’s shareholders vote “FOR” Proposals 1 and 2 at the special meeting.

As detailed in the proxy statement, shareholders can vote their shares via the Internet, by telephone, by mail or by written ballot at the special meeting. Shareholders whose shares are held in “street name” should instruct their brokers how to vote their shares using the instructions provided by their brokers.

About X-Rite

X-Rite is the global leader in color science and technology. The company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-Looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forwardlooking statements whether as a result of new information, future events or for any other reason.

Additional Information

Investors and security holders of X-Rite are urged to read the proxy statement filed with the SEC in its entirety because it contains important information about the proposals and the proposed transactions. Investors and security holders have access to free copies of the proxy statement and other documents filed by X-Rite with the SEC through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials may also be obtained free of charge from X-Rite by directing such requests to X-Rite, Attention: Dave Rawden, Interim Chief Financial Officer, 4300 44th Street S.E., Grand Rapids, Michigan 49512, Telephone: (616) 803-2888.

As set forth in the proxy statement, X-Rite has engaged D.F. King & Co., which together with X-Rite’s directors, executive officers, certain members of management and employees may be soliciting proxies from stockholders of X-Rite in favor of the proposals.